EXHIBIT 10.4

FIRST AMENDMENT TO

TERMINATION AND RELEASE AGREEMENT

First Amendment, dated as of November 15, 2007 (the “Amendment”), to the Termination and Release Agreement, dated as of December 8, 2004 (the “Release Agreement”), by and among Thomas L. Kennedy (the “Executive”), KNBT Bancorp, Inc., a Pennsylvania corporation and successor to Northeast Pennsylvania Financial Corp. (the “Company”), and Keystone Nazareth Bank & Trust Company, as successor to First Federal Bank (the “Bank”).  Capitalized terms which are not defined herein shall have the same meaning as set forth in the Release Agreement.

W I T N E S S E T H:

WHEREAS, the Effective Date of the Merger was May 19, 2005;

WHEREAS, the Executive has terminated employment with the Bank, and he is currently receiving insurance benefits pursuant to Section 3(a) of the Release Agreement;

WHEREAS, the IRS subsequently issued final regulations under Section 409A of the Code in April 2007, and the parties hereto desire to amend the Release Agreement to comply with such final regulations; and

WHEREAS, Section 5(b) of the Release Agreement provides that the parties hereto may amend the Release Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Company, the Bank and the Executive hereby agree as follows:

1.           Amendment to Section 3(a) of the Release Agreement.  Section 3(a) of the Release Agreement is hereby amended to add the following language at the end of such section:

“Any insurance premiums payable by the Parent pursuant to this Section 3(a) shall be payable at such times and in such amounts as if the Executive was still an employee of the Parent or the Bank, subject to the terms of Section 3(a) hereof and subject to any increases in such amounts imposed by the insurance company or COBRA.  The amount of insurance premiums required to be paid by the Parent in any taxable year shall not affect the amount of insurance premiums required to be paid by the Parent in any other taxable year.”

2.           Effectiveness.  This Amendment shall be deemed effective as of the date first written above, as if executed on such date.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Release Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

3.           Governing Law.  This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts entered into and to be performed entirely within the Commonwealth of Pennsylvania, except to the extent that federal law controls.

4.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company, the Bank and the Executive have duly executed this First Amendment as of the day and year first written above.

		Name:	Thomas L. Kennedy, Executive

ATTEST:		KEYSTONE NAZARETH BANK
& TRUST COMPANY

BY:		BY:
Name:	Michele A. Linsky	Name:	Jeffrey P. Feather
Title:	Corporate Secretary	Title:	Chairman of the Board

ATTEST:		KNBT BANCORP, INC.

BY:		BY:
Name:	Michele A. Linsky	Name:	Jeffrey P. Feather
Title:	Corporate Secretary	Title:	Chairman of the Board